Exhibit 4.9

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THIS NOTE IS SUBJECT TO SUBORDINATION AGREEMENTS AMONG THE COMPANY, THE COLLATERAL AGENT, THE HOLDERS OF THE NOTES AND CERTAIN LENDERS, AS MORE PARTICULARLY DESCRIBED IN SECTION 4 BELOW.

LDR HOLDING CORPORATION

[FORM OF] SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTE

Austin, Texas
$XXXXX	XXXXX, 2012

FOR VALUE RECEIVED, LDR Holding Corporation, a Delaware corporation (the “Company”), promises to pay to [SAMPLE] (the “Holder”), or its registered assigns, the principal amount of [                                        ] and [        ]/100ths dollars ($[                    ]), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Secured Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to six percent (6.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 360 days; provided that all past due principal and accrued interest on this Note shall bear interest from Maturity (as defined below) (whether at scheduled Maturity or upon acceleration of Maturity following an Event of Default (as defined below)) until paid at the lesser of (i) the rate of eleven percent (11%) per annum or (ii) the highest rate for which Company may legally contract under applicable law. An amount equal to one and one-half times (1.5) all unpaid principal and accrued but unpaid interest, and any other amounts payable hereunder, shall be due and payable on the earliest to occur of (i) [                    ], 2016, (ii) the occurrence of an Event of Default (as defined below), (iii) a Change of Control (as defined below) or (iv) a Public Offering (as defined below) (such earliest date is hereinafter referred to as “Maturity”). Holder acknowledges that this Note is one of the Secured Convertible Promissory Notes of like tenor (collectively, the “Notes”) being issued by the Company and/or LDR Médical SAS (“Médical” and together with the Company, the “Borrowers”) to raise interim financing of up to $15,000,000.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, to which the Holder, by the acceptance of this Note, agrees:

Section 1. Certain Definitions. As used in this Note, the following capitalized terms have the following meanings:

1.1 “Change of Control” means any Liquidation Event, as such term is defined in the Company’s Third Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

1.2 “Collateral Agent” shall have meaning set forth in the Security Agreement.

1.3 “Common Stock” means shares of the Company’s Common Stock, par value $0.001 per share.

1.4 “Company” shall have the meaning set forth on the cover page hereof.

1.5 The “Conversion Factor” shall be .50 (i.e. a 50% discount).

1.6 “Event of Default” shall have the meaning set forth in Section 6 hereof.

1.7 “Holder” shall have the meaning set forth on the cover page hereof.

1.8 “Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement for Patents, Trademarks and Copyrights by and among the Company, LDR Spine and the other parties thereto.

1.9 “LDR Spine” means LDR Spine USA, Inc., a Delaware corporation.

1.10 “Majority Investors” means persons holding a majority of the then outstanding aggregate principal amount of the Notes issued pursuant to the Purchase Agreement.

1.11 “Maturity” shall have the meaning set forth on the cover page hereof.

1.12 “Médical” shall have the meaning set forth on the cover page hereof.

1.13 “Note Conversion Price” means, with respect to a voluntary conversion upon the consummation of a Public Offering or Change of Control, the product of (a) the price per share of Common Stock sold in a Public Offering or received in the Change of Control times (b) the Conversion Factor.

1.14 “Notes” shall have the meaning set forth on the cover page hereof.

1.15 “Permitted Financing” shall have the meaning set forth in Section 4 hereof.

1.16 Preferred Stock” means shares of the Company’s Series A-1 Convertible Preferred Stock, par value $0.001, Series A-2 Convertible Preferred Stock, par value $0.001, Series B Convertible Preferred Stock, par value $0.001, and Series C Convertible Preferred Stock, par value $0.001.

1.17 “Public Offering” means any firm commitment underwritten public offering by the Company of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, or a similar public offering under the laws of a foreign jurisdiction, with aggregate gross proceeds to the Company of at least $50,000,000.

1.18 “Purchase Agreement” means that certain Note Purchase Agreement by and among the Borrowers and the other parties thereto.

1.19 “Security Agreement” means that certain Security Agreement by and among the Company, LDR Spine, Austin Ventures VIII, L.P., as Collateral Agent, and the other parties thereto.

1.20 “Senior Lender” shall have the meaning set forth in Section 4 hereof.

1.21 “Subordination Agreements” means (a) that certain Subordination Agreement by and among Austin Ventures VIII, L.P., as Collateral Agent, the holders of the Notes and Comerica Bank, and (b) that certain Subordination Agreement by and among Austin Ventures VIII, L.P., as Collateral Agent, the holders of the Notes, Escalate Capital I, L.P. and Escalate Capital Partners SBIC I, L.P.

1.22 “Transaction Documents” means this Note, each of the other Notes issued under the Purchase Agreement, the Purchase Agreement, the Security Agreement, the Intellectual Property Security Agreement and the Subordination Agreements.

Section 2. Interest. Accrued interest on this Note shall be payable upon Maturity of this Note.

Section 3. Prepayment. The Note, any accrued but unpaid interest and any other amounts payable under this Note may be prepaid only with the written consent of the Majority Investors.

Section 4. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Debt as defined under and in accordance with the terms of the Subordination Agreements. In addition, the indebtedness evidenced by this Note is hereby expressly subordinated in right of payment to the prior payment in full of (i) (c) in an aggregate principal amount not exceeding Seven Million Five Hundred Thousand Euros (€7,500,000) incurred by Médical and (ii) equipment financing not exceeding Two Million Dollars ($2,000,000) in the aggregate at any given time (together, “Permitted Financing”), including, without limitation, all interest accruing after the commencement by or against the Borrowers of any bankruptcy, reorganization or similar proceeding for so long as the Borrowers owes any amounts with respect thereto in accordance with the following terms. Any security interest or lien that Holder may now have or in the future obtain in any property of the Borrowers to secure this Note also is hereby expressly subordinated to the security interest granted by the Borrowers to a lender of any Permitted Financing (a “Senior Lender”) in connection with any Permitted Financing. Notwithstanding the respective dates of attachment or perfection of the security interest of Holder and the security interest of Senior Lender, the security interest of Senior Lender in the property of the Borrowers shall at all times be prior to the security interest of Holder. Nothing in this Section 4 shall be construed as Senior Lender’s consent for Holder to take a security interest or lien in any property of the Borrowers. Upon request (which request shall not be made no more than twice in any 12 month period) by any Senior Lender, the Borrowers and the Holder shall execute and deliver a subordination agreement, the terms of which shall be reasonably satisfactory to the Senior Lender, confirming the subordination of the indebtedness evidenced by all the Notes to such

Permitted Financing. Holder will not demand or receive from the Company (and the Company will not pay to Holder) all or any part of the indebtedness evidenced by the Note, by way of payment, prepayment, setoff, lawsuit or otherwise (other than reorganization subordinated securities in connection with any bankruptcy, reorganization, receivership or similar proceeding), nor will Holder accelerate the indebtedness evidenced by the Note, exercise any remedy with respect to any of Senior Lenders’ collateral, nor will Holder commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Company, for so long as any portion of the Permitted Financing remains outstanding. Holder shall promptly deliver to each Senior Lender in the form received (except for endorsement or assignment by Holder where required by Senior Lender) for application to the Permitted Financing any payment, distribution, security or proceeds received by Holder with respect to the indebtedness evidenced by this Note other than in accordance with this Section 4. Nothing in this Section 4 shall prohibit Holder from converting all or any part of the outstanding principal amount of this Note, any accrued but unpaid interest and any other amounts payable under this Note, into equity securities of the Company. In the event of the Company’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, the provisions of this Section 4 shall remain in full force and effect, and Senior Lenders’ claims against the Borrowers and the estate of the Borrowers shall be paid in full before any payment is made to Holder other than in accordance with this Section 4. In any bankruptcy, insolvency or similar proceeding involving the Borrowers, Holder will not take any actions adverse to Senior Lenders’ position. If, at any time after payment in full of the Permitted Financing, any payments of the Permitted Financing must be disgorged by a Senior Lender for any reason (including, without limitation, the bankruptcy of the Borrowers), this Section 4 and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Holder shall immediately pay over to Senior Lenders all payments received with respect to the indebtedness evidenced by this Note to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Holder, Senior Lenders may take such actions with respect to the Permitted Financing as Senior Lender, in its sole discretion, may deem appropriate. No such action or inaction shall impair or otherwise affect Senior Lenders’ rights hereunder. Holder waives the benefits, if any, of statutory or common law suretyship defenses. The provisions of this Section 4 may not be amended to adversely affect the rights of a Senior Lender without the prior written consent of such Senior Lender. The provisions of this Section 4 are solely for the benefit of Holder and Senior Lender and not for the benefit of the Borrowers or any other party. In the event of any legal action to enforce the rights of Holder or a Senior Lender under this Section 4, the party prevailing in such action shall be entitled to its reasonable attorneys’ fees and costs of collection.

Section 5. Conversion.

5.1 Voluntary Conversion. Immediately prior to, but in any event conditioned upon the consummation of a Public Offering or Change of Control, all or part of the outstanding principal amounts payable under this Note, any accrued but unpaid interest and any other amounts payable under this Note may be converted into shares of Common Stock. In the event of such conversion, this Note shall be converted into that number of shares of Common Stock determined by dividing (x) the amount of this Note to be converted by (y) the Note Conversion Price. The Company shall give the Holder at least ten (10) days’ advance written notice of a Public Offering or Change of Control.

5.2 Conversion Procedure.

(a) Voluntary Conversion. If this Note is voluntarily converted, the Holder shall give written notice to the Company notifying the Company of its election to convert all or a portion of this Note and specifying the amount of the unpaid principal amount of this Note, any accrued but unpaid interest and any other amounts payable under this Note to be converted. Before the Holder shall be entitled to voluntarily convert this Note, the Holder shall surrender this Note at the Company’s principal executive office, or, if this Note has been lost, stolen, destroyed or mutilated, then, in the case of loss, theft or destruction, the Holder shall deliver an indemnity agreement reasonably satisfactory in form and substance to the Company (without the requirement of a bond) or, in the case of mutilation, the Holder shall surrender and cancel this Note. The Company shall, as soon as practicable thereafter issue and deliver to such Holder at such principal executive office a certificate or certificates for the number of shares to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with a replacement Note (if any principal amount or interest is not converted). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note or the delivery of an indemnification agreement (or such later date requested by the Holder or such earlier date agreed to by the Company and the Holder). The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

(b) Fractional Shares; Interest; Nonassessable; Effect of Conversion. Any fractional shares issuable upon conversion of this Note shall be rounded down to the nearest whole share, and the Company shall pay to the Holder the amount of such fractional share multiplied by the Note Conversion Price. Upon conversion of this Note in full and the payment of the amounts specified in this Section 5.2(b), the Company shall be forever released from all its obligations and liabilities under this Note.

(c) Further Assurances. In connection with the conversion of this Note upon a Public Offering or Change of Control, by acceptance of this Note, the Holder shall be entitled (and/or required, as the case may be) to execute all agreements (including any market stand-off agreements, if applicable) and other documents executed by the similarly situated investors in connection with the Public Offering or the Change of Control transaction in which this Note is converted.

Section 6. Default; Remedies.

6.1 Default. The Company shall be in default under this Note upon the occurrence of any condition or event set forth below (each, an “Event of Default”):

(a) the Company’s failure to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due, and such default shall continue unremedied for a period of 5 days following receipt of written notice signed by a representative designated by the Majority Investors of such failure to pay;

(b) the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(c) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 90 days of commencement;

(d) the Notes or any other Transaction Document shall cease to be, or be asserted by the Company not to be, a legal, valid and binding obligation of the Borrowers enforceable in accordance with their terms or shall cease to give the Investors the rights, powers and privileges purported to be created and granted thereby; or

(e) if declared by the Majority Investors following the occurrence of any of the following: (i) any representation or warranty made or deemed made in any Transaction Document shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made or (ii) the Company, LDR Spine or Médical shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in any Transaction Document and the continuance thereof beyond any applicable cure periods provided for therein, unless the Company or such other party shall promptly commence and diligently pursue action to (a) cause such representation or warranty to become true in all material respects and/or (b) remedy any failure to perform, comply, or observe such term, covenant or agreement and does so within thirty (30) days after notice thereof has been given to the Company by the Majority Investors (unless such cure is not capable of being effected within such thirty (30) day period in which case the Company shall have an additional thirty (30) day period in which to perform such cure) and such cure removes any material adverse effect on the Majority Investors of such representation or warranty having been incorrect or of such failure to perform, comply with or observe such term covenant or agreement.

6.2 Remedies. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Section 6.1(b) and 6.1(c)) and at any time thereafter during the continuance of such Event of Default, the Majority Investors, acting through, but subject to the discretion of, the Collateral Agent, may, by written notice to the Company, declare the entire outstanding principal amount of the Notes, any accrued but unpaid interest and any other amounts payable under the Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.1(b) or 6.1(c)), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, a representative of the Majority Investors may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

Section 7. Security Interest. The obligations of the Company under the Notes and the Purchase Agreement are secured by the Collateral (as defined in the Security Agreement and the Intellectual Property Security Agreement).

Section 8. Charges, Taxes and Expenses. Issuance of certificates for equity securities issued upon the conversion of this Note shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

Section 9. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or legal holiday.

Section 10. Miscellaneous.

10.1 Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, and delivery of an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it connection with the Note (without the requirement of a bond) or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

10.2 Payment. All payments under this Note shall be made in lawful tender of the United States.

10.3 Waivers and Amendments. This Note and the obligations of the Company and the rights of the Holder under this Note may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company (which shall not be required in connection with a waiver of rights in favor of the Company) and the Majority Investors (and, whenever applicable, the Collateral Agent on behalf of the Holder and the holders of the other Notes); provided, however, that no such amendment or waiver shall reduce the principal amount of this Note or alter any other economic provisions of this Note in a manner adverse to the Holder or amend any of the provisions of this Note related to conversion of this Note in a manner adverse to the Holder without the written consent of the Holder. This Note may not be changed, waived, discharged or terminated orally but only by a signed statement in writing. Any amendment, waiver, discharge or termination effected in accordance with this Section 10.3 shall be binding upon each Holder and the Company.

10.4 Notices. Any notice, request or other communication required or permitted hereunder shall be given in accordance with the Purchase Agreement.

10.5 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.6 Successors and Assigns. Subject to compliance with applicable federal and state securities laws, this Note and all rights under this Note are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. This Note may be transferred only upon its surrender to the Borrower for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer in form satisfactory to the Borrower. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Borrower’s obligation to pay such interest and principal. The Company may not transfer this Note or any of its rights or obligations hereunder, without the prior written consent of the Majority Investors. Except as otherwise expressly provided in this Note or the Purchase Agreement, the provisions of this Note and the Purchase Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Company and the Holder.

10.7 Usury. All agreements between the Company and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned under this Note or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between the Company and the Holder. The Holder has been advised by the Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. The Company has had the opportunity to seek the advice of any attorney and accountant of the Company’s choice in connection with issuance of this Note.

10.8 Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued by the Company pursuant to the Purchase Agreement or pursuant to the terms of such Notes issued by the Company. In the event the Holder receives payments of principal or interest in excess of its pro rata share of the Company’s payments of principal or interest to the Holders of all of the Notes issued by the Company, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes issued by the Company and shall pay such amounts held in trust to such other holders upon demand by such holders.

10.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power, or remedy of the Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Majority Investors of any breach or default under this Note or any waiver on the part of the Majority Investors of any provisions or conditions of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to the Investors, shall be cumulative and not alternative.

10.10 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

10.11 Construction. The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

10.12 Governing Law. This Note shall be governed by and construed under the laws of the State of New York, without regard to conflicts of law principles.

10.13 Attorneys’ Fees. In the event of any dispute involving the terms hereof, the prevailing parties shall be entitled to collect legal fees and expenses from the other party to the dispute.

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IN WITNESS WHEREOF, the Company has caused this Subordinated Secured Convertible Promissory Note to be executed by its duly authorized officer.

LDR HOLDING CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED TO BY HOLDER:

[INVESTOR]

By:
Name:
Title:

Dated: